As filed with the Securities and Exchange Commission on April 11, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yadkin Valley Financial Corporation

(Exact name of registrant as specified in its charter)

North Carolina	20-4495993
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

209 North Bridge Street
Elkin, North Carolina	28621-3404
(Address of Principal Executive Offices)	(Zip Code)

Options to be Granted to Certain Individuals under the Cardinal State Bank 2001 Incentive Stock Option Plan (as Amended and Restated May 26, 2005) and the Cardinal State Bank 2001 Nonstatutory Stock Option Plan

(as Amended and Restated May 26, 2005)

(Full title of the plan)

William A. Long

President and Chief Executive Officer

Yadkin Valley Financial Corporation

209 North Bridge Street 28621

(336)-526-6300

Elkin, North Carolina 28621-3404(Name, address, and telephone number of agent for service)

Copies Requested to:

Neil E. Grayson, Esq.

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, South Carolina 29601

Telephone:  (864) 250-2300

Fax:  (864) 232-2925

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per Share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock	140,272	(1)	$14.37	(2)	$2,015,709	(3)	$117.90
(1)

Represents shares of common stock issuable under the Cardinal State Bank 2001 Incentive Stock Option Plan(as Amended and Restated May 26, 2005) and the Cardinal State Bank 2001 Nonstatutory Stock Option Plan (as Amended and Restated May 26, 2005) (collectively, the “Plans”), which were assumed by the registrant in connection with its acquisition of Cardinal State Bank after the options issuable under the Plans have been converted to the right to purchase Yadkin Valley Financial Corporation common stock per the terms of the Agreement and Plan of Reorganization dated June 14, 2007, included within our S-4/A registration statement filed on February 7, 2008.

(2)

Represents the proposed maximum offering price per share after the options have been converted to the right to purchase Yadkin Valley Financial Corporation common stock per the terms of the Agreement and Plan of Reorganization dated June 14, 2007, included within our S-4/A registration statement filed on February 7, 2008.

(3)

Computed in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the total registration fee. The computation is based on the weighted average exercise price of $14.37 per share (rounded to the nearest cent) at which the referenced options may be exercised, which will result in the issuance of the shares being registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Cardinal State Bank 2001 Incentive Stock Option Plan (as Amended and Restated May 26, 2005) and the Cardinal State Bank 2001 Nonstatutory Stock Option Plan (as Amended and Restated May 26, 2005) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933.  In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by us with the SEC are incorporated by reference into this registration statement, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)         our 424(b)(2) Prospectus filed on February 7, 2008;

(b)        Yadkin Valley’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007; and

(c)         Yadkin Valley’s annual report on Form 10-K for the year ended December 31, 2007 filed on March 31, 2008, and annual report corrected on Form 10-K/A for the year ended December 31, 2006 filed on January 15, 2007, and February 6, 2008; and

(d)        Yadkin Valley’s current reports on Form 8-K filed on January 30, 2007, February 13, 2007, March 20, 2007, April 18, 2007, April 19, 2007, April 24, 2007, May 3, 2007, May 4, 2007 (two 8-Ks were filed on this day), June 1, 2007, June 12, 2007, June 18, 2007, June 27, 2007, July 20, 2007, and July 24, 2007, August 15, 2007, October 2, 2007, October 9, 2007, October 22, 2007, October 24, 2007, October 26, 2007, November 6, 2007, November 23, 2007, December 21, 2007, March 3, 2008 (amended on Form 8-K/A on March 18, 2008), March 25, 2008; and

(e)          our description of our common stock contained in our S-4/A registration statement filed on February 7, 2008.

Item 4.  Description of Securities.

N/A

Item 5.  Interests of Named Experts and Counsel.

                N/A

Item 6.  Indemnification of Directors and Officers.

Article 8 of the North Carolina Business Corporation Act permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations and further provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under any other provisions of the Business Corporation Act. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Business Corporation Act. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person.

The Sixth Article of the Articles of Incorporation of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent permitted by Business Corporation Act.

As permitted by Section 55-2-02 of the Business Corporation Act, the Seventh Article of the Company’s Articles of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the Business Corporation Act (unlawful distributions); or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation).

The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.  Exemption from Registration Claimed.

N/A

Item 8.  Exhibits.

The following exhibits are filed with this registration statement.

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (1)

4.2	Amended and Restated Bylaws (2)

4.3	Form of Certificate of Common Stock (3)

4.5	Cardinal State Bank 2000 Incentive Stock Option Plan (as amended and restated May 26, 2005)

4.6	Cardinal State Bank 2001 Nonstatutory Stock Option Plan (as amended and restated May 26, 2005)

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this registration statement)

(1)                                 Incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K dated July 1, 2006

(2)                                 Incorporated by reference to the Current Report on Form 8-K dated March 25, 2008

(3)                                 Incorporated by reference to Exhibit 4.1 to the Annual Report for the Year Ended December 31, 2006 on Form 10-K dated March 16, 2007.

Item 9.  Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that

(A)    paragraphs (a)(1)(i) and (a)(2)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elkin, State of North Carolina, on this 10th day of April, 2008.

YADKIN VALLEY FINANCIAL CORPORATION

By:	/S/WILLIAM A. LONG
William A. Long
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William A. Long, Edwin E. Laws, or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto these attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that these attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

s/ WILLIAM A. LONG	Date: April 10, 2008

William A. Long
President, Chief Executive Officer, and Director

/s/ J.T. ALEXANDER, JR.	Date: April 10, 2008

J.T. Alexander, Jr.
Director

/s/ RALPH L. BENTLEY	Date: April 10, 2008

Ralph L. Bentley
Director

/s/ NOLAN G. BROWN	Date: April 10, 2008

Nolan G. Brown
Director

/s/ FAYE E. COOPER	Date: April 10, 2008

Faye E. Cooper
Director

/s/ HARRY M. DAVIS	Date: April 10, 2008

Harry M. Davis
Director

/s/ JAMES A. HARRELL, JR.	Date: April 10, 2008

James A. Harrell, Jr.
Director

/s/ DAN HILL, III	Date: April 10, 2008

Dan Hill, III
Director

/s/ DANIEL J. PARK	Date: April 10, 2008

Daniel J. Park
Director

/s/ JAMES A. POINDEXTER	Date: April 10, 2008

James A. Poindexter
Director

/s/	Date: April 10, 2008

Morris L. Shambley
Director

/s/ HARRY C. SPELL	Date: April 10, 2008

Harry C. Spell
Director

/s/ JAMES N. SMOAK	Date: April 10, 2008

James N. Smoak
Director

/s/ KENNETH WILCOX	Date: April 10, 2008

Kenneth Wilcox
Director

Exhibit Index

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (1)

4.2	Amended and Restated Bylaws (2)

4.3	Form of Certificate of Common Stock (3)

4.5	Cardinal State Bank 2000 Incentive Stock Option Plan (as amended and restated May 26, 2005)

4.6	Cardinal State Bank 2001 Nonstatutory Stock Option Plan (as amended and restated May 26, 2005)

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this registration statement)

(1)                                  Incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K dated July 1, 2006

(2)                                  Incorporated by reference to the Current Report on Form 8-K dated March 25, 2008

(3)                                  Incorporated by reference to Exhibit 4.1 to the Annual Report for the Year Ended December 31, 2006 on Form 10-K dated March 16, 2007.